Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 19, 2022
Registration Statement Nos. 333-253034 and 333-253034-01

$1.7bln Verizon Master Trust Series (VZMT) 2022-1/2022-2

Joint Bookrunners: BofA (str), Barclays, Mizuho, Wells Fargo
Co-Managers: SCO, SG
DE&I Coordinator: BofA
DE&I Co-Managers: Academy, Amerivet, Loop

Pricing Reference

CLS	SIZE($mm)	WAL	M/S	ARD	LGL	Bench	Yield	Price	Cpn	Bench
22-1 A	798.90	1.49	Aaa/AAA	07/23	01/20/27	J + 27	1.044	99.99745	1.04	~+ 4
22-1 B	64.10	1.49	Aa2/AA	07/23	01/20/27	J + 50	1.274	99.99908	1.27	~+27
22-1 C	37.00	1.49	A2/A+	07/23	01/20/27	J + 63	1.404	99.98544	1.39	~+40

22-2 A	710.10	2.99	Aaa/AAA	01/25	07/20/28	J + 22	1.543	99.97649	1.53	~+ 7
22-2 B	57.00	2.99	Aa2/AA	01/25	07/20/28	J + 52	1.843	99.98270	1.83	~+37
22-2 C	32.90	2.99	A2/A+	01/25	07/20/28	J + 70	2.023	99.98691	2.01	~+55

Bill/Deliver:	BofA	Registration:	Public / SEC registered
Exp Settle:	01/25/22	First Pay:	02/22/22
ERISA Eligible:	Yes	RR Compliance:	US - Yes, EU - No
Exp Ratings:	Moody's and S&P	Min Denoms:	$1k x $1k

Pxg Speed:	N/A; 2022-1: 07/23 ARD, 2022-2: 01/25 ARD (soft-bullets)
Pxg Benchmark:	interpolated US Treasury Actives Curve (Bloomberg I25), Ask YTM
Ref Benchmark:	22-1; EDSF 22-2; interp Libor swaps (IRSB)

BBRG Tickers:	VZMT 2022-1, VZMT 2022-2
BBRG SSAP:	"TMT1", "TMT2"

DealRoadshow: www.dealroadshow.com; Password "ULTRA5G"
IntexNet: "basvzmt2201_upsize"; Password "6XYK"
"basvzmt2202_upsize"; Password "4B77"

CUSIPs	22-1 A: 92348KAL7	22-2 A: 92348KAH6
	22-1 B: 92348KAM5	22-2 B: 92348KAJ2
	22-1 C: 92348KAN3	22-2 C: 92348KAK9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.